Exhibit 99.1

September 15, 2015	Media:	Jim Hughes - 781.751.5404
	Investors:	Ellen A. Taylor - 203.900.6854

Citizens Financial Group Appoints Christine Cumming to Board of Directors

35-year Federal Reserve veteran to join Citizens board effective Oct. 1, 2015

Providence, R.I. – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Christine M. Cumming to its board of directors effective Oct. 1, 2015. She most recently served as First Vice President and Chief Operating Officer for the Federal Reserve Bank of New York. Cumming’s appointment expands the Citizens board from 12 to 13 directors. She will serve on the Board Risk Committee.

“We are pleased to welcome Christine to the Citizens board following her distinguished career at the Federal Reserve Bank of New York,” said Bruce Van Saun, Citizens Chairman and Chief Executive Officer. “Christine has a broad background in risk management, payments, technology, monetary policy and bank supervision. She brings a valuable perspective and we look forward to having the benefit of her counsel.”

When she retired from the Federal Reserve Bank of New York in June 2015, Cumming was its second-highest ranking officer, a member of the Management Committee and an alternate voting member of the Federal Open Market Committee. She worked at the New York Fed for more than 35 years, most recently leading the development of a comprehensive risk management program, the implementation of the Fedwire modernization program and the establishment of the Office of Diversity and Inclusion. Cumming also co-led the development of the information technology governance model for the broader Federal Reserve System and played an instrumental role in developing the Fed’s system-wide operational risk program. Prior to assuming the role of First Vice President in 2004, she served as Executive Vice President of Research, as Senior Vice President leading the Bank Analysis, Advisory and Technical Services functions within Bank Supervision, and as an economist.

A member of the Council on Foreign Relations, an advisory board member for Neighborhood Housing Services NYC, and board of trustees member for the Economic Club of Minnesota, Cumming received both a B.S. in economics and a Ph.D. in economics from the University of Minnesota.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $137.3 billion in assets as of June 30, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

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